Exhibit 99.6

NEWS RELEASE	Contacts:	Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe
310-279-5980
rjaffe@pondel.com

Commerce Energy Appoints Michael J. Fallquist Chief Operating Officer

COSTA MESA, CA - March 13, 2008 – Commerce Energy (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, announced that effective March 10, 2008, it appointed Michael J. Fallquist as its Chief Operating Officer.

Prior to joining Commerce Energy, Fallquist served as a Senior Manager in the Equity Markets Division of Macquarie Bank Limited, an international provider of banking, advisory and investment services, from December 2005 to March 2008.  Prior to that,  Fallquist was a Strategy Consultant with Macquarie Bank Limited from August 2004 to December 2005.  Fallquist received his Bachelor of Arts degree from Colgate University and his Master of Business Administration (MBA) from Cornell University.

“Michael fills an essential and strategically important need at Commerce Energy,” said Gregory L. Craig, the Company’s Chief Executive Officer.  Craig went on to say “Fallquist will serve a key role in helping management refocus our efforts to reduce expenses and improve operational efficiency, increase capital and credit strength and strengthen our systems and internal operations to handle future risk-controlled and prudent growth.”

In connection with Fallquist’s employment, the Compensation Committee of the Company, comprised of all independent directors, as defined under the Amex Company Guide, intends to grant, as soon as the  application to list 375,000 additional shares of the Company’s common stock is approved by the Amex, to Fallquist, an individual not previously an employee or director of the Company, an option to purchase 125,000 shares of the Company’s common stock at a per share price equal to the last sale price of a share of common stock on the date of grant, and award to Fallquist 250,000 shares of restricted stock.  The option will vested in full on the date of grant and will have a term of six years and the shares of restricted stock vested 150,000 on the date of the award with the remaining shares vesting in equal 50,000 share increments on each of the first and second anniversary dates of the award.  To the extent that Fallquist voluntarily resigns without good reason within the first twelve months of employment, he is obligated to return to the Company the 150,000 restricted shares, or if he sold such shares, the proceeds of the sale.

The option and the restricted shares will be issued to Fallquist as awards under an exemption from an Amex Rule which requires that officers, directors, employees, or consultants of companies may only acquire options or stock from option and equity compensation plans which have been approved by the stockholders.  Because there were not a sufficient number of shares of common stock left in the Commerce Energy 2006 Stock Incentive Plan, the Board approved a special Incentive Plan for Mr. Fallquist with a maximum of 375,000 shares to accommodate the proposed grants of the above-referenced option and restricted stock awards.  Using this Amex exemption, no stockholder approval is required for the Company to issue these shares to Fallquist.  The exemption requires disclosure of this type, approval of the issuance by the Company’s independent compensation committee, and that the recipient not previously have been an employee or director or the Company, each of which have been and will be  met when the grant is made, which is expected to be shortly.

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. (“Commerce Energy”) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries Commerce Energy, Inc. and Skipping Stone Inc.  Commerce Energy is publicly traded on the American Stock Exchange (AMEX) under the symbol “EGR.”  Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.

Headquartered in Orange County, California, the Company also has an office in Dallas, Texas, as well as several area offices located around the U.S.  For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services.  For more information, visit www.CommerceEnergy.com.